Mortgage.Com, Inc.
July 9, 1999
Page 2


                [Letterhead - GMAC RFC Worldwide Capital Partner]

                                  July 9, 1999

Mortgage.Com, Inc.
8751 Broward Blvd., 5th Floor
Plantation, FL  33324
Attention:  Edwin Johnson, Chief Financial Officer

          Re: First Amended and Restated Warehousing Credit and Security Agreement dated as of June 8, 1998, as amended or supplemented ("Agreement") by and between RESIDENTIAL FUNDING CORPORATION ("Lender") and FIRST MORTGAGE NETWORK, INC. ("Company")

Dear Mr. Johnson:

         Reference is made to the Agreement. All capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

         The Company has requested the Lender to extend the Maturity Date of the Agreement to August 30, 1999, and the Lender has agreed to such extension in consideration of the mutual covenants, agreements and conditions set forth herein and in the Agreement, and for other good and valuable consideration.

         Except as hereby expressly modified, the Agreement shall be otherwise unchanged and shall remain in full force and effect.

         The Company has also requested that the Lender agree to allow for the prepayment of a portion of the Advances outstanding pursuant to Section 2 of the Agreement (any such prepayment is hereafter referred to as a "Buydown"). The Lender agrees to permit Buydown subject to the following conditions:

         1. The Company will provide RFC one (1) Business Day advance notice of each Buydown;

         2. Each request for a Buydown will be on the corporate letterhead of the Company;

         3.       Each Buydown will be in an amount of not less than $1,000,000;

         4.       No more than one Buydown will occur in any one week period;
                  and

         5. A Buydown will not entitle the Company to the release of any Collateral.

         Provided that no Default or Event of Default has occurred, all or any portion of a Buydown may be reborrowed hereunder, upon written notice to the Lender no later than 9:30 a.m. on the Business Day that the Company desires to reborrow such amount. The Lender shall use its best efforts consistent with the requirements of its operational systems, to apply each Buydown to Advances outstanding at the time of such Buydown in descending order of the interest rates applicable thereto. In the event the Lender receives a payment of Advances that would, as a result of the Buydown, reduce the outstanding principal balance of the Advances to an amount less than zero, unless an Event of Default shall have occurred and be continuing, the Buydown, or a portion thereof equal to such excess, shall be re-advanced to the Company. The Lender reserves the right at any time, upon three Business Days' notice to the Company, to terminate this letter agreement.

         This extension of the Maturity Date and the terms of the Buydown shall be effective only upon receipt by the Lender of a copy of this letter acknowledged by the Company.

                                                Very truly yours,


                                                RESIDENTIAL FUNDING CORPORATION,
                                                a Delaware corporation


                                                By: /s/ James Clapp
                                                   -----------------------------
                                                Its:  Director


ACKNOWLEDGED AND ACCEPTED
THIS            DAY OF JULY, 1999
    ------------

MORTGAGE.COM, INC.

By:
   ----------------------------------
Its:
    ---------------------------------